Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 31, 2023, with respect to the consolidated financial statements of Smart for Life, Inc. as of December 31, 2022 and 2021, and for the years then ended, which report is included in the Annual Report on Form 10-K of Smart for Life, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Smart for Life, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

July 7, 2023